Exhibit 99.2
Trinity Industries, Inc.
Earnings Release Conference Call – Q2 2021
July 22, 2021

Steven L. McDowell
Vice President and Chief Accounting Officer
Thank you, Rocco. Good morning everyone. We appreciate you joining us for the Company’s second quarter 2021 financial results conference call.
Our prepared remarks will include comments from Jean Savage, Trinity’s Chief Executive Officer and President, and Eric Marchetto, the Company’s Chief Financial Officer. We will hold a Q&A session following the prepared remarks from our leaders.
During the call today, we will reference slides highlighting key points of discussion, as well as certain non-GAAP financial metrics. The reconciliations of the non-GAAP metrics to comparable GAAP measures are provided in the appendix of our supplemental slides. The supplemental materials are accessible on our IR website at www.trin.net. These slides can be found under the Events and Presentations portion of the website, along with the Second Quarter Earnings Conference Call event link.
It is now my pleasure to turn the call over to Jean.
E. Jean Savage
Chief Executive Officer and President
Thank you, Steve, and good morning to everyone joining us today.
I hope everyone is enjoying summer so far, especially as the world continues to get back to normal. As you can see from our results, we are very pleased to see the market continue to recover as well. Some demand improvement across both our leasing and manufacturing businesses is obviously a welcome development, and when combined with the great progress we continue to make on our internal effort to enhance returns, we’re excited for the years ahead at Trinity. As we discussed at our Investor Day last fall, we see significant opportunity to drive returns through the optimization of our fleet, our operations, and our balance sheet. In the second quarter, we made meaningful strides across each initiative, keeping us on track to achieve our 3-year strategic goals.
Let me now summarize the key themes from our second quarter.

While we’re still recovering from the lower order volumes and weaker demand of 2020, you can see improvement across most of the indicators for our industry. First, rail carloads continue to ramp up from the lows of last year. Additionally, the supply of existing railcars is contracting thanks to elevated scrapping activity driven by higher steel prices. As a result, we saw improving asset demand in steady Trinity fleet utilization and rising orders. While we are only in July, from our perspective, we expect each of these industry trends to continue to improve into 2022 based on what we see in our business and the overall economy.
If we turn to Slide 4, you can see how this backdrop, in combination with our internal efforts, positively impacted our summary financials. First, our second quarter revenue of $372 million was down 27% from a year ago, which was inline to slightly better than my expectations. Our GAAP EPS for the quarter was $0.12, compared to an adjusted EPS for the quarter of $0.15, which includes a $0.03 adjustment primarily from the loss on extinguishment of our partially-owned subsidiaries’ debt. Our results were positively impacted by our Rail Products Group operations, which achieved breakeven margins from our ongoing optimization efforts. The last time we were at these low production levels was in 2010, and we lost money. We are encouraged that we achieved breakeven margins despite the near-term headwinds of input cost inflation and low volumes.
As in previous quarters, Trinity’s rail platform continues to drive solid cash flow relative to our earnings. In the quarter, cash flow from operations totaled $265 million, and Free Cash Flow, or excess cash after all investments and dividends, was $269 million. Eric will go into more details on our cash flow results in a moment.
To recap, we’re very pleased to report that our operational performance and railcar inquiries continue to turn the corner, and we are increasingly optimistic about the year ahead.
Let’s turn to Slide 5, and I can provide a little more color on the overall railcar market.
First, as you know, consumer confidence is very strong, and that activity has begun to ripple into our markets as we are seeing increasing rail carloads, which are now running roughly 8% above 2020. However, carload volumes have been below 2019 levels so far this year, so more recovery is required to reach the pre-pandemic levels. The year-over-year carload trends continue to benefit each of the other metrics on Slide 5. Railcars in storage declined 5% compared to a quarter ago, which has also been aided by strong scrapping market I mentioned. Our utilization rate remained relatively flat compared to last quarter. As a result, our Future Lease Rate Differential, or FLRD metric, which is the average of the rates transacted in the current quarter as compared to the average of the next 12 months expiring rates, improved to a -2.5%, compared to last quarter’s -14.8%, continuing a recovery that we believe began in the third quarter of last year. This marks a significant inflection point and demonstrates that higher new car pricing is beginning to feed into the overall lease market. While different markets will have different trajectories, this is a very encouraging trend.
Lastly, the demand is beginning to show up in orders, which were up 224% compared to last quarter. As we mentioned at our Investor Day, we continue to anticipate that industry deliveries will improve in the coming quarters and settle in line with replacement levels in 2022 and 2023.
Before I move on to our segment results, let me give a quick update on steel prices and inflation in general. At a high level as I mentioned, we and other railcar manufacturers will face a headwind on the production side of our business. Although we are experiencing an increase in new car orders, some of our customers are still hesitant to place orders. Markets demonstrating the most strength are chemical, construction, and intermodal, but we are seeing improving trends across many segments of the fleet.
What is important to realize though is historically inflation driven by expanding economic growth is a long-term positive for fixed-asset businesses like ours. As an example, inflation has already impacted the underlying economics for many of our end customers in markets, like agriculture, construction, chemical, and energy. Inflation supports fixed asset prices in two key ways. First, asset replacement costs grow with rising prices for input materials, like steel. Second, increasing commodity prices for asset users make higher lease rates and prices for equipment more acceptable.
Turning to Slide 6, let’s walk through Trinity’s segment results for the quarter. For the Leasing business, Trinity’s lease revenue improved compared to last year as we experienced higher per diem asset usage and lease fleet growth. This was somewhat offset by slightly lower utilization primarily attributable to softness in energy-related markets and the corresponding effects on remarketing rates. Most notably, there are clear signs of a strengthening recovery as renewal success rates continue to improve to a level not seen in recent history, and renewal rates, while in total still slightly down for the quarter, moved into positive territory compared to expiring rates as the quarter progressed. Further supporting this improvement in momentum is the recovery to our FLRD that I mentioned previously.
With respect to our costs, as noted on prior calls, we continue to maintain a strong discipline. It is expected that maintenance and other operational expenses required to position the lease fleet for increasing demand will be a headwind to the Leasing segment margin for the year.

As part of our strategic initiatives, we continue to work towards increasing the percentages of maintenance and compliance events handled internally within our shops. Over the last few years, our service capacity has increased from roughly one-third to over half of our maintenance events – achieving a target we set out at the end of 2018. With our current footprint, we have the ability to get to 70%, which will continue to reduce the effective maintenance costs of our fleet and improve our railcar serviceability for our customers. As a good indicator of our progress, year-to-date 2021, over 60% of our fleet maintenance spend was internal.
Turning to our Rail Products segment, as I noted, we are pleased to have achieved breakeven margins despite a challenging near-term headwind from higher steel costs and the lowest quarterly production volume since 2010. The incremental margin progress we have made over the past six months is almost entirely attributable to our operational efficiencies, cost initiatives, and internal supply chain initiatives. We are optimistic that we will see improving margins in the segment as railcar pricing potentially increases given tighter supply and rising demand. In our maintenance facilities, we are expecting continued headwinds in ramping up our new Midwest facility, as we are experiencing difficulties in filling open positions at that location.
What is most exciting is what we are seeing in our orders, which totaled 4,570 in the quarter, up 224% compared to last quarter. As you’ll recall from the past few quarters, we had an increasing level of interest and inquiries, and it’s now great to see those materialize in orders. This is the highest order quarter since the fourth quarter of 2018, and approximately half of our backlog value is expected to deliver in 2021, resulting in declining year-over-year deliveries; although, we do expect our delivery rate to build through the year to meet demand from new orders.
Let me wrap up my remarks on Slide 7, with an update on our return optimization initiatives. Similar to last quarter, Trinity was busy and executed against both our cost and our balance sheet goals.
First on our balance sheet, Eric will give more detail here, but we have made the most of the low interest rate environment and have added significant value as a result. In total, Trinity has issued and refinanced approximately $2.3 billion of debt since the onset of the pandemic, including our partially-owned subsidiaries. In aggregate, we have lowered the Company’s borrowing costs by 100 basis points over that time.
On top of that, we have continued our disciplined commitment to return capital to shareholders. In the quarter, Trinity repurchased $68 million of stock in the open markets and also completed a $223 million block purchase from ValueAct as they monetized a portion of their investment. These repurchases accounted for just under 10% of the Company’s shares.
Turning to our enterprise and manufacturing costs, we continued to make progress on both fronts, which is contributing to our goal to enhance returns.
And we continue to optimize our fleet as you saw by our transaction activity in the quarter. Over the quarter, Trinity was active in the secondary markets and booked gains on lease portfolio sales of $11 million. That said, we expect as railcar demand improves Trinity will have opportunities to both buy and sell in the secondary markets, which continue to open and broaden.
Finally, to update on our new product initiatives, we are proud to report that Trinsight continues to see strong uptake. Although the product is still in its early growth stage, we are ahead of plan, and interest continues to build. We are also seeing strong demand for our new covered hopper product, which is hitting the agriculture market at an opportune time. Also, our redesigned intermodal products are being well received by customers and are driving some of the order activity we touched on earlier.
To summarize, the whole Trinity team is executing very well against our near and long-term plans to drive returns and add value for shareholders. We feel confident in the 3-year plan we outlined at our Investor Day last fall, and we look forward to updating you on the progress in the quarters to come.
With that, let me hand the call over to Eric for more detail on our results.
Eric R. Marchetto,
Executive Vice President and Chief Financial Officer
Thank you, Jean – and good morning everyone.
I will start on Slide 8 with some summary headlines. As Jean noted, Trinity’s second quarter was driven in part by the improving market dynamics for both our leasing and manufacturing segments. Additionally, our improving manufacturing margin and consolidated returns benefited from our progress on optimization initiatives.
Our second quarter consolidated revenue totaled $372 million, which was down 27.0% compared to a year ago. This was driven by the combination of lower deliveries from our rail segment combined with a higher proportion of deliveries for our leasing customers, which are eliminated from our consolidated results. Specifically, over 64% of deliveries in the quarter were for our lease portfolio, compared to 41% in Q2 2020.

Overall, our adjusted earnings improved sequentially to $0.15 from $0.07, driven by a combination of better fundamentals, gains on lease portfolio sales, and our share repurchase activity.
Our second quarter earnings included an $11 million gain on lease portfolio sales, consistent with our ongoing lease fleet optimization efforts aided by the broadening secondary market. We did incur an expense of $11.7 million related to the early extinguishment of debt in our partially-owned leasing entities. We have removed this expense from our adjusted results. That said, our segment results continue to improve consistent with our expectation for higher earnings in the back half of the year.
In regards to cash flow, year-to-date cash flow from operations totaled $335 million. Cash flow from operations in the second quarter was $265 million, which reflects the collection of $207 million of our income tax receivable during the second quarter. Net of this impact, cash from operations was down slightly compared to the first quarter, as our inventory grew, reflecting higher steel prices and a modest ramp-up in expected deliveries in the second half of the year. As a result of these factors, we are revising our cash flow from operations range to $600 to $650 million, which was previously $625 to $675 million.
Our net investment for leasing in the quarter was approximately $72 million, consisting of $144 million of additions and betterments reduced by portfolio sales of $72 million. Our manufacturing capex was $9 million for the second quarter. For the year, our expectations for net leasing and manufacturing capex is $200 to $250 million and $45 million to $55 million, respectively. Our range for net leasing capex for the year was reduced $100 million, primarily due to a shift in deliveries from the lease portfolio to direct sale.
Total Free Cash Flow after investments and dividends totaled $269 million in the second quarter. The improvement in cash flow from operations is the result of the timing of the tax receivable. Additionally, Free Cash Flow was aided by the debt financing accomplished in the quarter, which increased the loan-to-value on our wholly-owned lease fleet to 62.5%.
Turning to Slide 9, Trinity remains in a strong financial position, and our liquidity at the end of the second quarter was $918 million.
We have discussed our ongoing work to optimize the balance sheet, and we certainly took advantage of the low interest rate environment. Over the past quarter, Trinity accessed the debt markets for approximately $1.6 billion, which included refinancing over $1.25 billion of debt for our partially-owned leasing entities and the issuance of $325 million of Green asset-backed securities at a rate of 2.31%

and an anticipated 7-year life. The aggregate effect of our financing activities over the past twelve months has lowered Trinity’s borrowing costs approximately 100 basis points.
Additionally, the secondary market for railcars has improved. In the second quarter, Trinity was an active buyer and seller of railcars. We sold 700 railcars, yielding the gain I mentioned earlier. We also purchased 155 railcars, which we were able to deploy at attractive returns immediately. The takeaway is that Trinity has the ability to improve our returns with our platform in various ways, and we expect to increasingly pursue these options. I’ll end by reemphasizing that we will continue to take a disciplined approach to capital deployment that drives shareholder value.
As a reminder, our capital allocation priorities remain largely unchanged. We expect to make investments in our lease fleet for growth, especially in markets where we can meet increasing demand. As we see opportunities in the secondary market, we expect to be a buyer and seller to drive further optimization of our fleet and improve returns.
As highlighted in our release, Trinity purchased 10.5 million shares at a cost of $291 million in the quarter, which includes a direct purchase from our largest shareholder. Additionally, our dividend in the quarter totaled $24 million, bringing the total year-to-date capital return to shareholders to $375 million.
In closing, our strategic plan is taking hold, and I’m proud that Trinity continues to deliver on the commitments we made at our Investor Day last fall. We are focused on executing upon internal initiatives and the resulting value creation. Additionally, I am excited about the improving market backdrop and how our platform can perform in this environment.
Rocco, you may now take us to questions from our participants.
Steven L. McDowell
Vice President and Chief Accounting Officer
Thank you, Rocco. A replay of today’s call will be available after 10:30 a.m. Eastern time through midnight on July 29th, 2021. The replay number is (877) 344-7529 with an access code of 10152026. A replay of the webcast will also be available under the Events and Presentations page on our Investor Relations website located at www.trin.net. We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.